Exhibit 99.1

Anthera Pharmaceuticals Provides Additional Data from the Recently Completed PEARL-SC Study of Blisibimod in the Proposed Phase 3 Population

HAYWARD, Calif., July 16, 2012 /PRNewswire/ — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing drugs to treat serious diseases associated with inflammation and autoimmune disorders, today announced the final set of clinical data from the Phase 2b PEARL-SC study in patients with systemic lupus erythematosus.

Final data from the PEARL-SC clinical study with 200mg weekly blisibimod suggest sustained and greater treatment effects versus placebo utilizing 6, 7, and 8-point improvements in the SELENA-SLEDAI disease-scoring index (Table 1).  In the predefined population of patients with severe disease who were also taking corticosteroids, the SRI-8 treatment benefit in the 200mg weekly blisibimod cohort was seen as early as week eight and achieved statistical significance starting at week 16 (35.4% blisibimod response versus 17.0% placebo response, p=0.04) through the 24 week endpoint (41.7% blisibimod response versus 10.4% placebo response, p < 0.001).

Additional data regarding time to first severe flare, total flares, proteinuria, and patients achieving a reduction of steroid dose below 7.5mg per day were also positive.  Amongst subjects treated with 200mg of blisibimod weekly, the mean time to first severe flare was 1.6-fold longer than subjects treated with placebo (348 days versus 223 days).  The reduction in proteinuria at week 24 was significantly greater amongst subjects treated with blisibimod compared to placebo (35.0% versus 5.1%, p=0.045).  Further data from this recent analysis is available on the company’s website at www.anthera.com.  Full data from the PEARL-SC study will be presented at an upcoming scientific conference.

“These results continue to validate the importance of phase 2 studies to identify the appropriate patient, dose and endpoint in order to optimize our phase 3 study design.  Specifically, the PEARL-SC SRI response using larger improvements in SELENA-SLEDAI appear substantially better than the SRI-5 data.  In fact, the SRI-8 data, representing an improvement in SELENA-SLEDAI of eight points or greater achieves statistical significance at multiple time points including at 24 weeks.  Due to the consistently better effects at higher thresholds, it appears that if a blisibimod patient responds, they respond very well,” said Colin Hislop, MD, Anthera’s Senior Vice President and Chief Medical Officer. “As well, additional clinical data suggest positive trends in time to severe flare, flare rates, proteinuria, and steroid utilization.”

Table 1: 24-week response rates in subjects with severe disease (SELENA-SLEDAI > 10) and Receiving Corticosteroid therapy at baseline

24-Week Endpoint*	Pooled Placebo N=269	200 mg QW Placebo N=92	200 mg QW blisibimod N=92	Real Difference versus Pooled Placebo	Real Difference versus 200mg QW Placebo
SRI-5	47.1%	40.4%	54.2%	+7.1% p=0.48	+13.8% p=0.18
SRI-5 + No Increase in Steroid dose	43.5%	38.3%	52.1%	+8.6% p=0.48	+13.8% p=0.18
SRI-6	46.4%	38.3%	54.2%	+7.8% p=0.43	+15.9% p=0.12
SRI-7	28.3%	12.8%	41.7%	+13.4% p=0.11	+28.9% p=0.002
SRI-8	26.1%	10.6%	41.7%	+15.6% p=0.05	+31.1% p < 0.001

*SRI is defined as patients who respond to treatment and achieve a reduction in SELENA-SLEDAI equal to or greater than the number indicated, no new BILAG A or two B organ domain scores, and no increase in Physician’s Global Assessment (PGA) of greater than 0.3 on a three point scale.

On June 28, 2012, the Company announced that the 200mg weekly subcutaneous dose of blisibimod demonstrated a strong trend in improved clinical response in the modified intent to treat population as early as week 16 (p= 0.14), at the 24-week primary endpoint (p=0.15) and throughout week 44 including a statistically significant improvement at week 20 versus placebo (p=0.02). Additionally, severely ill, seropositive lupus patients, defined as SELENA-SLEDAI > 10 and receiving background corticosteroid medication, a more pronounced effect was seen in the 200mg weekly dose group demonstrating a 13.8% treatment difference compared to placebo at 24 weeks.

About Blisibimod and PEARL-SC

BAFF has been associated with a wide range of B-cell-mediated autoimmune diseases, including systemic lupus erythematosus, vasculitis, IgA nephropathy, immune thrombocytopenic purpura and others. Multiple clinical studies with other BAFF antagonists recently have reported on BAFF’s potential positive role in treating lupus and rheumatoid arthritis. Anthera is advancing its development of blisibimod, a broad inhibitor of BAFF, to expand its potential clinical utility in autoimmune diseases. Blisibimod is a novel fusion protein called a peptibody and is distinct from an antibody. Anthera owns worldwide rights to blisibimod in all potential indications.  The PEARL-SC Phase 2 study was designed as a randomized, double-blind, placebo-controlled, dose-ranging superiority trial to evaluate the safety, tolerability and efficacy of blisibimod plus standard of care, versus placebo plus standard of care.  A total of 547 patients with active SLE were randomized to receive one of three different doses of blisibimod or placebo (100 mg weekly, 200 mg weekly or 200 mg monthly) administered subcutaneously over a minimum 24-week treatment period, in addition to standard-of-care therapy. The study was conducted at multiple centers worldwide.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation and autoimmune diseases.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.